Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 9, 2018 (except for the third paragraph of Note 13, as to which the date is August 17, 2018, and except for the third paragraph of Note 1 and the fourth paragraph of Note 13, as to which the date is September 4, 2018) in the Amendment No. 3 to the Registration Statement (Form S-1 No. 333-226922) and related Prospectus of Principia Biopharma Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

September 12, 2018